                                                                     EXHIBIT 5.1

July 28, 1999



Primark Corporation
1000 Winter Street
Suite 4300N
Waltham, Massachusetts  02451



Ladies and Gentlemen:


     Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of Primark Corporation (the "Corporation") relating to the registration of 200,000 shares of the Corporation's common stock, without par value ("Common Stock"), which are to be offered or sold pursuant to the Primark Corporation 1999 Stock Option Plan for Non-Employee Directors (the "Plan").

     I have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

     Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and matters investigated, I am of the opinion that the 200,000 shares of Common Stock referred to above, if and when issued and paid for pursuant to and in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable, assuming the Corporation maintains an adequate number of authorized but unissued shares of Common Stock available for such issuance.

     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this opinion in the prospectus forming part of the Registration Statement under the caption "Legal Matters."



Very truly yours,



Michael R. Kargula